EXHIBIT 1

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RSI SYSTEMS, INC.                    NEWS RELEASE
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5593 West 78th Street
Minneapolis, Minnesota 55439
(952) 896-3020
www.rsivideo.com

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CONTACT: Jim Hanzlik, CFO            952 896-3020          FOR IMMEDIATE RELEASE
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RSI ANNOUNCES FINANCING AND STRATEGIC REORGANIZATION

RSI SYSTEMS, INC. (OTC Bulletin Board:RSIS) announced today that the Company had entered into a Stock Purchase Agreement with Digital Investors, Inc., a Nevada-based investment company, to whom RSI has sold 1,400,000 shares of its common stock in exchange for $490,000 ($.35 per share). In a separate accord, RSI signed a Marketing Agreement with RSI Marketing LLC (RSIM), a Sales and Marketing Services company, under which RSIM will be responsible for RSI's North American sales and marketing through December 31, 2002.

RSI also anticipates receiving an additional $1,085,000 in financing from Digital Investors (3,100,000 shares @ $.35 per share) prior to June 30, 2001, under the terms of its agreement with Digital Investors. As a part of the Stock Purchase Agreement, the Company and its Board of Directors have agreed that the board will appoint three individuals nominated by Digital Investors, upon completion of the stock purchase. Completion of the second common stock sale is contingent upon, among other things, approval by RSI's shareholders of the transaction and an increase in RSI's authorized shares of common stock. RSI anticipates calling a special meeting of shareholders in the near future to seek those approvals. As part of the new arrangement, the Company has also entered into a Management Agreement with Active Management LLC, whereby John Harris, formerly President of Diversified Technology Group, Inc., will succeed Gene Courtney as President and CEO of RSI. If all performance-based objectives of RSI are met over the next two years, Active Management and RSI Marketing would own warrants to purchase a maximum of 1,500,000 additional shares of RSI's common stock at a price of $.45 per share.

"We are pleased to have these strategic arrangements in place to bring both needed new capital into the company and to augment RSI's successful overseas distribution organization with the impressive resources and experience of RSI Marketing as applied to the domestic market for RSI's videoconferencing systems and services," said Richard Craven, RSI chairman. "We look forward to the positive impacts of these new relationships to the benefit of RSI, its employees, stockholders and customers," Craven added.


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         RSI SYSTEMS DESIGNS, MANUFACTURES AND DISTRIBUTES A FAMILY OF HIGH
PERFORMANCE, AFFORDABLE VIDEOCONFERENCING EQUIPMENT. THE COMPANY'S LIGHTWEIGHT AND PORTABLE MEDIAPRO 384(TM) VIDEOCONFERENCING






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PRODUCTS OFFER LIFELIKE QUALITY VIDEO AND ENHANCED AUDIO ALONG WITH FULL
INTEROPERABILITY BETWEEN ALL POPULAR BRAND H.320 STANDARDS-BASED VIDEOCONFERENCING SYSTEMS.
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FORWARD LOOKING INFORMATION
Information in this news release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of RSI to secure and satisfy customers, the availability and cost of materials from RSI's suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in RSI's SEC filings.


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